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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of our reports dated February 27, 2006, with respect to the consolidated financial statements and schedules of ProAssurance Corporation, ProAssurance Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ProAssurance Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005:

      Form S-3 No. 333-109972 pertaining to the registration of $107,600,000 convertible senior debentures and ProAssurance Corporation shares of common stock under this shelf registration;

      Form S-8 No. 333-111136 pertaining to the Amended and Restated ProAssurance Corporation Stock Ownership Plan;

      Form S-8 No. 333-81444 pertaining to the ProAssurance Corporation Incentive Compensation Stock Plan;

      Form S-8 No. 333-119917 pertaining to the ProAssurance Corporation 2004 Equity Incentive Plan;

      Post-Effective Amendment No. 1 to Form S-4 on Form S-8 File No. 333-49378 pertaining to the Medical Assurance, Inc. Incentive Compensation Stock Plan and Professionals Group, Inc. 1996 Long Term Stock Incentive Plan assumed by ProAssurance Corporation;

      Form S-4 No. 333-124156 pertaining to the registration of 2,000,000 common shares in connection with the NCRIC Group, Inc. purchase transaction;

      Form S-4 No. 333-131874 relating to the registration of 2,480,050 common shares in connection with the proposed Physicians Insurance Company of Wisconsin, Inc. transaction.

/s/ Ernst & Young
Birmingham, Alabama
February 27, 2006